Exhibit 10.36
SECOND AMENDMENT TO LEASE
(190 Mathilda Place, Sunnyvale, California)
          This SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into as of the 15th day of October 2010, by and between SPF MATHILDA, LLC, a Delaware limited liability company (“Landlord”), and BROADCOM CORPORATION, a California corporation (“Tenant”).
R E C I T A L S:
          A. Landlord’s predecessor in interest, M-D Downtown Sunnyvale, LLC, a Delaware limited liability company, and Tenant entered into that certain Lease Agreement dated as of May 18, 2000 (the “Original Lease”), as amended by that certain Amendment to Lease Agreement by and between Landlord’s predecessor in interest, 190 Mathilda Place, LLC, a California limited liability company, and Tenant, dated as of September 30, 2005 (the “First Amendment” and, together with the Original Lease, the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of approximately 125,019 rentable square feet comprised of all of the rentable space (exclusive of the Phase I Garage) located in that certain office building located at 190 Mathilda Place, Sunnyvale, California 94086, as more particularly described in the Lease.
          B. Tenant and Landlord desire to make certain modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T:
          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          1. Capitalized Terms. All capitalized terms when used herein shall have the same meanings as are given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.
          2. Extension of the Term of the Lease. Pursuant to the Lease, the Term of the Lease is scheduled to expire on August 31, 2012. Landlord and Tenant hereby agree to extend the Term of the Lease for a period of one hundred two (102) months, from September 1, 2012 through February 28, 2021 (the “Extended Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended.
          3. Monthly Base Rent. Prior to September 1, 2010 (the “Second Amendment Effective Date”), Tenant shall continue to pay monthly installments of Monthly Base Rent in

190 Mathilda Place
[Broadcom Corporation]

accordance with the terms of the Lease, as hereby amended. Effective retroactively as of the Second Amendment Effective Date, Paragraph 3(b) of the Original Lease and the “Monthly Base Rent Adjustment” paragraph set forth in the Basic Lease Information are hereby deleted in their entirety and of no further force or effect. Commencing as of September 1, 2010 and continuing through the Extended Expiration Date, Tenant shall pay Monthly Base Rent for the Premises in accordance with the following schedule:

			Monthly Base Rental
			Rate per Rentable
Period	Per Annum	Per Month	Square Foot
September 1, 2010 – August 31, 2011	$3,750,570.00	$312,547.50	$2.50
September 1, 2011 – August 31, 2012	$3,870,588.24	$322,549.02	$2.58
September 1, 2012 – August 31, 2013	$4,290,652.08	$357,554.34	$2.86
September 1, 2013 – August 31, 2014	$4,410,670.32	$367,555.86	$2.94
September 1, 2014 – August 31, 2015	$4,530,688.56	$377,557.38	$3.02
September 1, 2015 – August 31, 2016	$4,665,709.08	$388,809.09	$3.11
September 1, 2016 – August 31, 2017	$4,800,729.60	$400,060.80	$3.20
September 1, 2017 – August 31, 2018	$4,920,747.84	$410,062.32	$3.28
September 1, 2018 – August 31, 2019	$5,070,770.64	$422,564.22	$3.38
September 1, 2019 – August 31, 2020	$5,205,791.16	$433,815.93	$3.47
September 1, 2020 – Extended Expiration Date	$5,355,813.96	$446,317.83	$3.57
All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as hereby amended.
          4. Alterations; Improvement Allowance. Any alterations and improvements constructed by Tenant in the Premises shall be constructed subject to the terms and conditions of the Lease, including, without limitation, the terms and conditions of Paragraph 6 of the Original Lease, and, except for the payment of the Improvement Allowance in accordance with the terms of this Section 4, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant shall be entitled to a one-time allowance for Alterations in the amount of up to $625,095.00 (i.e., $5.00 per rentable square foot of the Premises multiplied by 125,019 rentable square feet) (the “Improvement Allowance”); provided that, in connection with any such Alterations, Tenant shall pay to Landlord a construction review fee to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) the sum of the Improvement Allowance actually disbursed to Tenant pursuant to this Section 4 for the construction of Alterations, which construction

190 Mathilda Place
[Broadcom Corporation]

review fee shall be in lieu of the amounts otherwise payable by Tenant pursuant to Paragraph 6(d) of the Original Lease. In addition, Tenant may elect to utilize any portion of the Improvement Allowance for furniture, fixtures and equipment or telecommunications or data cabling installed in the Premises, which amounts shall be reimbursed to Tenant within thirty (30) days after receipt of an invoice therefor from Tenant and executed unconditional final mechanics’ lien releases, in statutory form, from Tenant’s suppliers and installers used in connection with such items. Landlord shall not be obligated to disburse any portion of the Improvement Allowance for Alterations until such time as Tenant has delivered to Landlord and Landlord has approved, in Landlord’s reasonable discretion, all of the following: (A) invoices, paid receipts and/or related evidence reasonably acceptable to Landlord establishing that Tenant has paid an amount equal to that portion of the Improvement Allowance requested by Tenant to third parties in connection with the Alterations; (B) executed unconditional final mechanics’ lien releases, in statutory form, from Tenant’s contractor and all subcontractors, laborers, materialmen and suppliers providing materials or services in excess of $10,000 and used by Tenant with respect to all work in and to the Premises; (C) a certificate from Tenant’s architect or space planner, if applicable, in a form reasonably acceptable to Landlord, certifying that the construction of the Alterations has been substantially completed and meets all applicable building codes; (D) if permits are required for the applicable Alterations, a copy of the certificate of occupancy (or similar governmental authorization) for the Premises; and (E) “as-built” drawings for the Alterations, signed by either Tenant’s architect, space planner or contractor. Thereafter, Landlord shall deliver, within fifteen (15) days following Tenant’s delivery of the materials and information required for disbursement thereof in the preceding sentence, a check payable to Tenant in the amount of that portion of the Improvement Allowance requested by Tenant and paid to third parties in connection with the Alterations. Landlord’s payment of the Improvement Allowance shall not be deemed Landlord’s approval of any Alterations absent Landlord’s prior approval pursuant to Paragraph 6 of the Original Lease. All costs related to Alterations in excess of the Improvement Allowance shall be paid by Tenant in accordance with Paragraph 6 of the Original Lease. Any unused portion of the Improvement Allowance remaining as of December 31, 2011, shall be automatically applied as a credit against the Monthly Base Rent next due pursuant to the Lease, as hereby amended (the first day of the month that such Monthly Base Rent is due being referred to herein as the “Rent Credit Application Date”), and shall continue to be applied each month thereafter until such amounts have been fully exhausted; provided, however, if Landlord fails to apply any such amounts against Monthly Base Rent, then Landlord shall have no liability in connection therewith and such failure shall not constitute a breach by Landlord of the terms of the Lease, as amended, unless and until Tenant delivers written notice of such failure (the “Rent Credit Notice”) to Landlord and Landlord thereafter fails to apply such amounts to Monthly Base Rent next coming due not less than ten (10) business days following Landlord’s receipt of such Rent Credit Notice. In the event that the Improvement Allowance is not fully utilized by Tenant on or prior to September 1, 2012 (the “Allowance Expiration Date”), then such unused amounts shall revert to Landlord and Tenant shall have no further right with respect thereto; provided, however, that, if Landlord fails to apply any unused portion of the Improvement Allowance pursuant to the terms of this Section 4 and if Tenant thereafter delivers to Landlord a Rent Credit Notice, then the Allowance Expiration Date shall automatically be extended, on a day for day basis, by the number of days after the Rent Credit Application Date that Landlord fails

190 Mathilda Place
[Broadcom Corporation]

to apply any unused portion of the Improvement Allowance pursuant to the terms of this Section 4. Exhibit C of the Original Lease and Section 4 of the First Amendment are hereby deleted in their entirety and deemed to be of no further force or effect.
          5. Permitted Use. The “Tenant’s Use of the Premises” as set forth in the Basic Lease Information is hereby modified to include the incidental testing of Tenant’s electronic products, provided that such testing (i) is limited to the use of network test gear powered by 120 volt standard circuits; (ii) is non-destructive; (iii) does not involve the use of Hazardous Substances, as defined in Paragraph 39 of the Original Lease, other than in de minimis amounts in connection with such testing and in compliance with the terms and conditions of Paragraph 39 of the Original Lease; and (iv) does not violate any local zoning or other Laws.
          6. Project. Paragraphs 1(c) and 1(d) of the Original Lease are hereby deleted and replaced with the following:
(c) The term “Project” shall mean the Land, the Building, an underground parking garage located under the Building and the other buildings (the “Project Garage”), the additional buildings designated as “Building II” and “Building III” on Exhibit “A”, and any other buildings, parking structures and improvements constructed on the Land now or in the future. Landlord may expand the land and improvements that are included in the “Project” to include any other property acquired by Landlord or its affiliates. In addition, at any time during the Term, Landlord may reduce the land and improvements that are included in the Project, subdivide the Project, or otherwise reconfigure the Project in any way, so long as (i) the Minimum Parking continues to be available to Tenant as provided by Paragraph 33, (ii) Tenant’s access to the Premises, the Building and the parking areas of the Project are not materially impaired thereby, and (iii) the aggregate Additional Charges payable by Tenant under this Lease are not materially increased as a result of any such expansion or reduction. Upon Landlord’s request, Tenant shall execute and deliver any documents or instruments reasonably required in connection with any subdivision or lot line adjustment process in connection with this Paragraph 1(c).
(d) Intentionally deleted.
          7. Tenant’s Early Termination Right. Provided that Tenant is not in Default under the Lease, as hereby amended, as of the date of Tenant’s delivery of the “Termination Notice,” as that term is defined below, the “Original Tenant,” as that term is defined below, shall have the right to terminate the Lease, as hereby amended, with respect to the entire Premises, effective as of August 31, 2018 (the “Termination Date”), provided that (a) Landlord receives irrevocable written notice (the “Termination Notice”) from Tenant on or before August 31, 2017, stating that Tenant is electing to terminate the Lease, as hereby amended, pursuant to the terms and conditions of this Section 7, and (b) concurrent with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant an amount equal to Three Million Nine Hundred Eighty-One Thousand Eight Hundred Seventeen and No/100 Dollars ($3,981,817.00) (the “Termination Fee”) as consideration for Tenant’s early termination of the Lease, as hereby amended. As used herein, “Original Tenant” shall mean

190 Mathilda Place
[Broadcom Corporation]

the Tenant originally named in this Second Amendment, any Transfer Entity that has succeeded to Tenant’s interest in the Lease, as hereby amended, pursuant to a Permitted Transfer under Paragraph 9(f) of the Original Lease, or any Affiliate of the originally named Tenant to which Tenant’s interest in the Lease, as hereby amended, has been assigned pursuant to Paragraph 9(h) of the Original Lease. The rights contained in this Section 7 shall be personal to the Original Tenant and may only be exercised by the Original Tenant. Provided that Tenant terminates the Lease, as hereby amended, pursuant to the terms of this Section 7, the Lease, as hereby amended, shall terminate with the same force and effect as if the Lease, as hereby amended, were scheduled to expire in accordance with its terms on the Termination Date, and Tenant shall vacate and surrender the Premises, and deliver exclusive possession thereof to Landlord, on or before the Termination Date in accordance with the provisions of the Lease, as hereby amended, including, without limitation, Paragraph 14(b) of the Original Lease. Notwithstanding anything to the contrary contained herein, Tenant shall only have the right to terminate the Lease, as hereby amended, if, simultaneously with the termination of the Lease, as hereby amended, and as a condition to such termination, Tenant also terminates its leases for any and all other space leased by Tenant at the Project.
          8. Option to Renew. Paragraph 42 of the Original Lease and Section 7 of the First Amendment are hereby deleted in their entirety. Upon the conditions that (i) no Default is continuing under the Lease, as hereby amended, at the time of exercise or at the commencement of the option term, and (ii) the Original Tenant (and/or any Affiliates of the Original Tenant that are occupying the Premises as subtenants of the Original Tenant) continues to physically occupy the entire Premises, then Tenant shall have the option to extend the Term of the Lease for all space then under lease to Tenant in the Building for one (1) additional period of seven (7) years (the “Extension Term”) following the Initial Expiration Date (the “Extension Option”), by giving written notice (the “Exercise Notice”) to Landlord irrevocably exercising the Extension Option at least eighteen (18) months prior to the expiration of the Term of the Lease. Paragraph 43 of the Original Lease shall apply with respect to the Extension Term, except as follows:
                    8.1. The introductory grammatical paragraph of Paragraph 43 of the Original Lease is hereby deleted in its entirety and replaced with the following;
“The initial Monthly Base Rent during the Extension Term shall be the Fair Market Rental Value for the Premises as of the commencement of the Extension Term, as determined below:”
                    8.2. All references in Paragraph 43 of the Original Lease to “the Expiration Date” shall be deemed to be references to the Extended Expiration Date of February 28, 2021, and all references in Paragraph 43 of the Original Lease to “the Lease Term” shall be deemed to be references to the Term of the Lease, as extended by this Second Amendment.
                    8.3. Notwithstanding anything contained in the Lease to the contrary, for purposes of the Extension Option, Fair Market Rent will be determined without regard for the Monthly Base Rent being paid by Tenant pursuant to the Lease, as hereby amended, at the time the Extension Option is exercised, and may be lower than the Monthly Base Rent being paid by Tenant during the last month of the Initial Term. In addition, all references to the “Mid-

190 Mathilda Place
[Broadcom Corporation]

Peninsula area” are hereby deleted and replaced with references to the “Sunnyvale/Mountain View/Santa Clara submarkets”.
                    8.4. Paragraph 43(f) of the Original Lease is hereby deleted in its entirety. From and after the commencement of the Extension Term, all of the other terms, covenants and conditions of the Lease, as hereby amended, shall also apply; provided, however, that Tenant shall have no further rights to extend the Term of the Lease.
          9. Repair and Maintenance. The following changes are hereby made to the Original Lease in order to conform to the pattern and practice of the parties as it relates to repairs and maintenance at the Building:
                    9.1. Paragraph 7(a) of the Original Lease is hereby deleted and replaced with the following:
(a) Landlord’s Obligations. Landlord shall perform, in a first class manner, each of the following repair, replacement and maintenance obligations:
          (i) Maintenance, repair and replacement (as necessary) of the exterior, roof and structural portions of the Building (including load bearing walls and foundations);
          (ii) Maintenance, repair and replacement (as necessary) of the Building’s elevators and the Building’s building systems for mechanical, electrical, HVAC and plumbing, and all controls appurtenant thereto (collectively, the “Building Systems”); and
          (iii) Maintenance, repair and replacement (as necessary) of the Building Common Area and the Project Common Area, including, without limitation, such maintenance, repair and replacement with respect to the Project Common Area as may be expressly required by the terms and conditions of the DDA, the Parking REA and/or the CC&Rs.
          Landlord’s obligations under this Paragraph 7(a) with respect to any particular repair, maintenance or replacement requirement (other than general maintenance of the Project Common Area and Building Common Area, in the ordinary course of business), shall not commence until either Tenant notifies Landlord in writing of any circumstances that Tenant believes may trigger Landlord’s obligations, or Landlord otherwise has actual notice of such requirement (such that any incremental additional cost incurred solely as a result of Landlord’s negligent or intentional failure to make any required repair, maintenance or replacement of which Landlord has actual knowledge within a commercially reasonable period of time after Landlord obtains such knowledge shall not be included in “Expenses” hereunder, notwithstanding Landlord’s not receiving written notice of circumstances triggering Landlord’s obligations). Tenant shall reasonably cooperate (at no material cost to Tenant or material interruption of Tenant’s Permitted Use of the Premises or its Minimum Parking rights during normal business hours) with Landlord in connection with Landlord’s

190 Mathilda Place
[Broadcom Corporation]

repair, maintenance and replacement activities pursuant to this Paragraph 7(a) both within the Premises and in the Common Area, including, without limitation, by cooperating in any parking restrictions and limitations and/or other restrictions and limitations on use of the Common Area during such activities. If Landlord fails after thirty (30) days’ written notice by Tenant (or such lesser period as may be reasonable if such failure materially interferes with Tenant’s use or occupancy of the Premises or threatens material damage to Tenant’s property or material harm to Tenant’s employees, even if such shorter period of time is less than the cure period provided in Paragraph 19(b) before such failure would be a “default” by Landlord under this Lease) to proceed with due diligence to make repairs required to be made by Landlord under this Paragraph 7(a), the same may be made by Tenant at the expense of Landlord, so long as Tenant first provides Landlord with an additional notice and an additional five (5) business days (or, in the event of an emergency that threatens material damage to Tenant’s property or material harm to Tenant’s employees, one (1) business day) to either (i) dispute Landlord’s obligation and submit such dispute to arbitration pursuant to Paragraph 45, (ii) commence cure, or (iii) by written notice to Tenant within such five business day period after receipt of such notice, designate the contractor Tenant shall use in connection with any such repair by Tenant in which event Tenant shall only make such repairs using such designated contractor. If Landlord fails to dispute such obligation, commence cure or to so designate a contractor, Tenant may proceed with an experienced, duly licensed and adequately insured contractor selected by Tenant. Any expenses incurred by Tenant in connection with the preceding sentence shall be reimbursed (with interest at the rate of 8.5% from the date on which Tenant incurs such costs) within thirty (30) days after submission of a bill or statement therefor to Landlord. Tenant shall have no right to offset any such amounts against Rent hereunder. If Landlord disputes Tenant’s right to cure Landlord’s default or the reasonableness of the costs incurred by Tenant, Landlord shall submit such dispute to binding arbitration pursuant to Paragraph 45 within thirty (30) business days after Tenant’s demand. If Landlord fails to either reimburse Tenant or dispute Tenant’s demand pursuant to the previous sentence within thirty (30) business days after Tenant’s demand, Tenant may submit such dispute to binding arbitration pursuant to Paragraph 45.
9.2. The first sentence of Paragraph 7(b) of the Original Lease is hereby deleted and replaced with the following:
Tenant shall maintain, repair and replace (as necessary), at its sole cost and expense, all portions of the Premises that are not Landlord’s obligations under Paragraph 7(a) (including, without limitation, the interior portion of the Premises, the Tenant Improvements, any Alterations, and any additional tenant improvements, alterations or additions installed by or on behalf of Tenant within the Premises, including Tenant’s dedicated chiller, air compressor, and other similar equipment and systems), to the extent necessary to maintain the Premises in the same condition as exists on the Second Amendment Effective Date.

190 Mathilda Place
[Broadcom Corporation]

                   9.3. In addition, the fourth (4th) sentence of Paragraph 7(b) of the Original Lease is hereby deleted and replaced with the following:
Tenant’s obligations under this Paragraph 7(b) include, without limitation, the replacement, at Tenant’s sole cost and expense, of any portions of the Premises which are not Landlord’s express responsibility under Paragraph 7(a), if it would be commercially prudent to replace, rather than repair, such portions of the Premises, regardless of whether such replacement would be considered a capital expenditure.
                   9.4. The following is hereby added after the first sentence of Paragraph 7(c) of the Original Lease:
Tenant shall be responsible for Tenant’s Share of all costs incurred by Landlord in connection with Landlord’s obligations under Paragraph 7(a) to the extent they are properly included within the definition of Expenses under Paragraph 3(c), which costs shall be payable by Tenant as Additional Charges in accordance with Paragraph 3(c). In addition, Tenant shall pay all costs incurred in connection with Tenant’s obligations under Paragraph 7(b).
                   9.5. Paragraph 7(d) of the Original Lease is hereby deleted in its entirety.
                   9.6. The third (3rd) and fourth (4th) sentences of Paragraph 7(e) of the Original Lease are hereby deleted in their entirety.
                   9.7. Paragraph 12(b) of the Original Lease is hereby deleted and replaced with the following:
Subject to the provisions elsewhere herein contained and to the Rules and Regulations, Tenant shall be responsible for arranging for, and direct payment of any and all cost of, electricity, internal security, transportation management programs, telephone, cable and digital communications equipment and services, janitorial services, and any and all other utilities and services not provided by Landlord. Landlord shall cooperate in a reasonable manner with Tenant’s efforts to arrange all such services. Subject to the provisions elsewhere in this Lease and to the Rules and Regulations, Landlord shall furnish to the Premises (i) water, normal sanitary sewage service and equipment and facilities for the provision of electricity (although Tenant shall contract directly with the applicable public utility company for electricity) that are, in Landlord’s commercially reasonable judgment, customarily furnished in comparable office buildings in the immediate market area and suitable for general office use of the Premises; (ii) heat and air conditioning required in Landlord’s commercially reasonable judgment for the comfortable use and occupation of the Premises; and (iii) elevator service, which shall mean service either by non-attended automatic elevators or elevators with attendants, or both, and may include controlled access after Business Hours, all at the option of Landlord. In addition, Landlord shall provide necessary utilities and services to the Common Areas, as determined by Landlord in Landlord’s

190 Mathilda Place
[Broadcom Corporation]

reasonable discretion, and in any event to the extent expressly required by the terms and conditions of the DDA, the Parking REA and/or the CC&Rs. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building Systems. Whenever heat generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install (or to require Tenant to install) supplementary air conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.
                    9.8. Notwithstanding anything contained in this Second Amendment or the Lease, in the event that Landlord is not maintaining and repairing any of those Building Systems (or any portion thereof) that were the responsibility of Tenant to maintain under the Lease prior to execution and delivery of this Second Amendment (“Forfeited Building Systems”) in a manner consistent with the standards required of Landlord hereunder, then Tenant shall provide Landlord with written notice specifying those items relating to such Forfeited Building Systems that are not being adequately maintained or repaired. After receipt of Tenant’s notice, Landlord shall have a period of thirty (30) days to cure the items relating to such Forfeited Building Systems set forth in Tenant’s notice. If Landlord has not cured the items set forth in Tenant’s notice within such thirty (30) day period, then Tenant may elect, by providing a second written notice to Landlord (“Tenant’s Take Back Notice”) to take over the repair and maintenance obligations with respect to those portions of the Forfeited Building Systems specified in Tenant’s Take Back Notice on a date specified in Tenant’s Take Back Notice (the “Take Back Date”), which date shall not be less than thirty (30) days after the date of Tenant’s delivery of Tenant’s Take Back Notice. If Landlord delivers written notice to Tenant prior to the Take Back Date providing a detailed written objection disputing Tenant’s assertion that Landlord’s repair and maintenance is not consistent with the standards required of Landlord hereunder, then Tenant shall not take over such repair and maintenance obligations unless and until such dispute is finally resolved. In the event Tenant elects to perform the repair and maintenance obligations on any Building Systems, Tenant shall do so using contractors who are experienced, duly licensed and adequately insured. Such repair and maintenance shall be conducted in a manner consistent with a first-class office project and in accordance with all of the requirements applicable to Tenant’s maintenance obligations that were contained in the applicable provisions of the Original Lease prior to amendment hereby. The cost of any repairs and maintenance performed by Tenant will be at Tenant’s sole cost, unless the necessity for such repairs is caused by the gross negligence or willful misconduct of Landlord or its agents. In the event that, at any time after Tenant takes over the repair and maintenance obligations as set forth above, Landlord determines, in its reasonable discretion, that Tenant is not maintaining and repairing any of the Forfeited Building Systems in a manner consistent with the standards required of Tenant hereunder, as reasonably determined by Landlord, then Landlord may elect, by providing a written notice to Tenant (“Landlord’s Take Back Notice”), to take over the repair and maintenance obligations with respect to those portions of the Forfeited Building Systems specified in Landlord’s Take Back Notice.

190 Mathilda Place
[Broadcom Corporation]

          10. Restoration. Paragraph 6(e) and the last sentence of Paragraph 24(a) of the Original Lease are hereby deleted and notwithstanding anything contained in the Original Lease, upon the expiration or sooner termination of the Term, Tenant shall upon demand by Landlord, at Landlord’s election either (i) at Tenant’s sole cost and expense, forthwith and with all due diligence remove any Specialty Installations (as defined below) made by or for the account of Tenant, designated by Landlord to be removed (provided, however, that upon the written request of Tenant prior to installation of any Alterations, Landlord shall advise Tenant at that time whether or not such Alterations constitute Specialty Installations and must be removed upon the expiration or sooner termination of the Lease, as amended), and restore the applicable portions of the Premises to shell condition, subject to normal wear and tear and the rights and obligations of Tenant concerning casualty damage pursuant to Paragraph 20 of the Original Lease or (ii) pay Landlord the reasonable estimated cost of the removal of any such Specialty Installations and the restoration of the Premises as required by item (i) of this Section 10, which cost shall be determined in accordance with a competitive bid process using project-approved contractors. If Landlord fails to make the foregoing election not less than six (6) months prior to the expiration or earlier termination of the Term, then Landlord shall be deemed to have made the election set forth in item (i) of the immediately preceding sentence. Notwithstanding anything to the contrary set forth herein, Tenant shall not be required to remove, or to pay Landlord the reasonable estimated cost of removal of, (a) any Tenant Improvements or Alterations existing in the Premises as of the date of this Second Amendment, except for any laboratory space and laboratory installations (including any supplemental HVAC equipment serving any laboratory space) and any Specialty Installations described in items (A) through (D) of this Section 10 below, or (b) any Alterations or other improvements installed after the date of this Second Amendment that are not “Specialty Installations,” as that term is defined below. As used herein, “Specialty Installations” shall mean and refer to Alterations installed by or for Tenant (including, without limitation, Tenant Improvements) that are not standard office installations and improvements, as determined by Landlord in its reasonable discretion, including, without limitation, laboratory space, laboratory installations, kitchens (other than standard office break room facilities), executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Alterations or Tenant Improvements of a similar character. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, “Specialty Installations” shall include the following (all of which shall be required to be removed by Tenant regardless of whether Landlord shall have so advised Tenant upon Tenant’s written request prior to their respective installation): (A) all communications and computer lines and cabling installed by or for Tenant; (B) the Generator (as defined in Paragraph 41 of the Original Lease) and all associated improvements and connections; (C) all of Tenant’s exterior building and monument signage; and (D) any Antennae (as defined in Paragraph 40 of the Original Lease).
          11. Expenses. The clause “to the extent Tenant’s Share thereof is” is hereby inserted in item (ff) of the second grammatical paragraph of Paragraph 3(c)(i)(E) on the ninth (9th) line of page 10 of the Original Lease, immediately following the word “affiliate” and immediately preceding the clause “in excess of”. In addition, Paragraph 3(c)(i)(D) of the Original Lease shall be deleted in its entirety and replaced with the following:

190 Mathilda Place
[Broadcom Corporation]

(D) “Building Share” shall mean the rentable area in the Building divided by the total rentable area in the Project with respect to Expenses that relate to the entire Project, as determined by Landlord in its reasonable discretion, based on the same measurement methodology as is used to measure the Rentable Area of the Premises as specified in the Basic Lease Information and shall mean the amount of such Expenses equitably allocable to the Building (in the event the Expense relates to less than the entire Project).
          12. Payment of Real Estate Taxes. The references to “the Expiration Date” contained in Paragraph 3(c)(ii)(A) on the fourteenth (14th) line of page 11 and in Paragraph 3(c)(iii) on the second (2nd) line of page 13 of the Original Lease are hereby deleted in their entirety and replaced with the following: “such determination (provided that Landlord shall use good faith efforts to complete such determination within thirty (30) days after the Expiration Date)”.
          13. Assignment and Subletting.
                    13.1. The clause “or any of its Affiliates or successor Transfer Entities” is hereby inserted in item (II) of Paragraph 9(c) on the tenth (10th) line of said Paragraph of the Original Lease, immediately following the clause “the original Tenant” and immediately preceding the clause “will occupy”.
                    13.2. The clause “, if Tenant is not a surviving entity following such transaction,” is hereby added to item (1) of Paragraph 9(f) of the Original Lease, immediately following the clause “each of the Transfer Standards (as defined below) or” and immediately preceding the clause “the obligations of such Transfer Entity are guaranteed” and the words “Tenant or” are deleted in the next line of that Paragraph before the words “an Affiliate (as defined below)”.
                    13.3. Notwithstanding anything to the contrary contained in the last sentence of Paragraph 9(f) of the Original Lease, if Tenant is then publicly-traded (such that Tenant’s 10-K is available to the general public), then the Transfer Standards described in said Paragraph 9(f) may be reflected in Tenant’s most recent 10-K statement (with a certification by the chief financial officer of Tenant provided to Landlord stating that there have been no changes in such statement which would cause the Transfer Standards not to be satisfied as of the date of the transfer), rather than on audited financial statements.
                    13.4. Paragraph 9(h) of the Original Lease is hereby deleted and replaced with the following:
(h) Tenant shall have the right, without Landlord’s consent and without triggering Landlord’s rights under Paragraph 9(c), but with written notice to Landlord prior thereto or immediately thereafter, to enter into an Assignment of Tenant’s interest in this Lease or a Sublease of all or any portion of the Premises to an Affiliate (as defined below) of Tenant, provided that in connection with an Assignment that is not a Sublease, the Affiliate delivers to Landlord concurrent with such Assignment a written notice of the Assignment and an assumption

190 Mathilda Place
[Broadcom Corporation]

agreement whereby the Affiliate assumes and agrees to perform, observe and abide by the terms, conditions, obligations, and provisions of this Lease arising from and after the effective date of the assignment. No Sublease or Assignment by Tenant made pursuant to Paragraph 9(f) above or this Paragraph 9(h) shall relieve Tenant of Tenant’s obligations under this Lease. As used in this Paragraph, the term “Affiliate” shall mean and collectively refer to a corporation or other entity which controls, is controlled by or is under common control with Tenant, by means of an ownership of either (aa) more than fifty percent (50%) of the outstanding voting shares of stock or partnership or other ownership interests, or (bb) stock, or partnership or other ownership interests, which provide the right to control the operations, transactions and activities of the applicable entity.
          14. Default. The default by Tenant under any other lease by Tenant for space at the Project (which continues beyond expiration of any applicable notice and cure period provided under such other lease) shall also, at the election of Landlord, constitute a Default of the Lease, as hereby amended, provided that Landlord is then the landlord under such other lease.
          15. Corporate Authority; Financial Information.
                   15.1. Landlord and Tenant acknowledge that the third (3rd) and fourth (4th) sentences of Paragraph 32 of the Original Lease are duplicative and, therefore, the fourth (4th) sentence of Paragraph 32 of the Original Lease is hereby deleted in its entirety.
                   15.2. In recognition of public reporting requirements that satisfy Tenant’s financial disclosure obligations under the Original Lease, Paragraph 32 of the Lease is hereby amended to add the following at the end of the existing fifth (5th) sentence thereof:
; provided, however, that as long as the common stock of Tenant (or of its assignees permitted pursuant to this Lease or otherwise approved by Landlord in writing) is publicly-traded on a United States national stock exchange, and such information is available as part of Tenant’s (or such permitted assignee’s) 10-K or 10-Q report filings on the SEC’s Edgar website, and such materials are current per SEC filing requirements, then such requirement shall be fulfilled by such filings.
          16. Parking. Paragraph 33 of the Original Lease is hereby amended to provide that notwithstanding anything to the contrary in the Lease or any rules and regulations prescribed by Landlord for the Building, but subject to the City Parking Rights, the Parking REA, the CC&Rs, and any other Law, development or land use requirements of the City or in connection with condemnation, Tenant shall have the right to park employee-owned or employee-leased light trucks and passenger car-sized vehicles overnight for periods up to ten (10) consecutive business days in order to accommodate Tenant’s employees’ business travel requirements, provided that such vehicles shall be parked in the reserved area on level 3 of the Project Garage or in such other area as may be designated by Landlord from time to time, and further provided that Tenant shall use reasonable efforts to inform the Building manager in advance when an employee’s vehicle will be parked at the Building overnight for more than two (2) consecutive business days. Landlord shall have the right to make reasonable

190 Mathilda Place
[Broadcom Corporation]

modifications to the City Parking Rights, or to create, accept or adopt additional City Parking Rights so long as (i) the Minimum Parking continues to be available to Tenant as provided by Paragraph 33 of the Original Lease, (ii) Tenant’s access to the Premises, the Building and the parking areas of the Project are not materially impaired thereby, and (iii) the aggregate Additional Charges payable by Tenant under the Lease, as hereby amended, are not materially increased as a result of any such modifications.
          17. Form of Tenant Estoppel Certificate. The clause “and Lender shall have the cure rights expressly provided in Paragraph 21 of the Lease”, at the end of Paragraph 16 of the Form of Tenant Estoppel Certificate attached to the Original Lease as Exhibit “E” is hereby deleted and replaced with the clause, “and Lender shall have the cure rights expressly provided in Paragraph 19 of the Original Lease.”
          18. Contingencies. This Second Amendment is hereby made expressly contingent upon (a) the execution by Landlord and Tenant of a lease extension for the premises currently leased by Tenant from Landlord in the building located at 150 Mathilda Place (the “Related Lease Extension”) and a new lease for premises consisting of the entire third and fourth floors of the building located at 100 Mathilda Place, Sunnyvale, California (the “Related New Lease”) on or before November 1, 2010, each in a form reasonably acceptable to both Landlord and Tenant and each for a term ending February 28, 2021 (which contingency may be waived in writing by Landlord and Tenant), (b) the execution and delivery by Landlord and Seagate of a lease termination agreement, in a form acceptable to Landlord, with respect to the premises to be leased by Tenant at 100 Mathilda Place, on or before November 1, 2010 (which contingency may be waived in writing by Landlord and Tenant), (c) subject to the terms of Paragraph 46 of the Related New Lease, the execution by Seagate and delivery to Tenant of the “Bill of Sale,” as that term is defined in Paragraph 46 of the Related New Lease, on or before November 1, 2010 (which contingency may be waived in writing by Tenant or may be deemed waived by Tenant in accordance with Paragraph 46 of the Related New Lease), and (d) with respect to the Related New Lease, the occurrence of the Delivery Date (as defined in the Related New Lease) on or before May 1, 2011 (which contingency may be waived in writing by Tenant). If and only if this Second Amendment is fully executed and delivered and thereafter any of the foregoing conditions described in this Section 18 are not satisfied or waived on or before November 1, 2010, or May 1, 2011, as applicable, then Tenant may terminate this Second Amendment, as well as the Related Lease Extension and the Related New Lease, by delivering written notice of its election to terminate this Second Amendment, the Related Lease Extension and the Related New Lease at any time after November 1, 2010, or May 1, 2011, as applicable, and prior to the satisfaction (albeit late) or waiver of the applicable foregoing conditions. If and only if this Second Amendment is fully executed and delivered and thereafter (i) Seagate fails to sign and deliver the lease termination agreement referenced in item (b) above, or revokes its signature on such lease termination agreement before the same is fully executed and delivered by Landlord, or (ii) Broadcom fails to sign and deliver either or both of the Related Lease Extension or the Related New Lease, or revokes its signature on either or both of the Related Lease Extension or the Related New Lease before the same are fully executed and delivered by Landlord, then Landlord may terminate this Second Amendment, as well as the Related Lease Extension and the Related New Lease, by delivering written notice of its election to terminate this Second Amendment, the Related Lease Extension and the Related New Lease at any time after November 1, 2010,

190 Mathilda Place
[Broadcom Corporation]

and prior to the satisfaction (albeit late) or waiver of the applicable foregoing conditions. In the event either Landlord or Tenant elect to exercise its termination right as set forth above, the Lease, as amended, and the lease at 150 Mathilda Place shall continue in full force and effect and shall expire as of the expiration date set forth in each respective lease (i.e., August 31, 2012) without regard to the terms of this Second Amendment and the Related Lease Extension, as applicable, the Related New Lease shall terminate as of the date set forth in the such party’s termination notice, and Landlord and Tenant shall be relieved of any and all liability and responsibility under this Second Amendment, the Related Lease Extension and the Related New Lease.
          19. Non-Disturbance. Landlord hereby represents and warrants that as of the date of this Second Amendment there are no ground or underlying leases, mortgages or deeds of trust encumbering the Building or Project.
          20. Notices. Notwithstanding anything to the contrary set forth in the Lease, effective as of the date of this Second Amendment, any Notices to Landlord and Tenant must be sent, transmitted, or delivered, as the case may be, to the following addresses:
LANDLORD:
Jones Lang LaSalle Americas Inc.
Park Place at Bay Meadows
1200 Park Place, Suite 330
San Mateo, California 94403
Attention: Stacey Kelsey, RPA, General Manager
and
J.P. Morgan Investment Management Inc.
1999 Avenue of the Stars, 26th Floor
Los Angeles, California 90067
Attention: Steven M. Zaun, Vice President
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
TENANT:
Broadcom Corporation
5300 California Avenue
Irvine, California 92617
Attention: Director of Global Real Estate

190 Mathilda Place
[Broadcom Corporation]

and
Mintz Levin Cohn Ferris Glovsky and Popeo PC
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Attention: Scott Biel, Esq.
          21. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CB Richard Ellis, Inc., CPS Corfac International, and Jones Lang LaSalle (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay the Brokers any commissions due in connection with this Second Amendment pursuant to separate written agreements with such Brokers. The terms of this Section 21 shall survive the expiration or earlier termination of this Second Amendment.
          22. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.
          23. Counterparts. This Second Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Second Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]
[SIGNATURE PAGE FOLLOWS.]

190 Mathilda Place
[Broadcom Corporation]

          IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

SPF MATHILDA, LLC,		BROADCOM CORPORATION,
a Delaware limited liability company		a California corporation

By: Name:	/s/ Steve M. Zaun Steve M. Zaun	By: Name:	/s/ Ken Venner 10-18-10 Ken Venner
Title:	Vice President	Title:	Executive Vice President and Chief
Information Officer

		By: Name:	/s/ Eric Brandt Eric Brandt
		Title:	Executive Vice President and Chief
Financial Officer

190 Mathilda Place
[Broadcom Corporation]